Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2026 Results

- Net income of $15.1 million and diluted earnings per share of $1.61, up 5.3% and 13.4% year-over-year, respectively -

- Year-to-date net income and diluted earnings per share up 10.0% and 15.2% year-
over-year, respectively -

- Record total revenue of $178.8 million, up 8.0% year-over-year, on portfolio growth and bank partnership fee income -

- Annualized operating expense ratio improved 20 basis points year-over-year -

Greenville, South Carolina – October 28, 2026 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2026.

“Our third quarter results reflect steady execution against the priorities we outlined in July,” said Lakhbir S. Lamba, President and Chief Executive Officer of Regional Management Corp. “We grew the portfolio in line with our expectations, generated record revenue supported by fee income from our bank partnership, and earned net income of $15.1 million, or $1.61 per diluted share, while maintaining disciplined expense management.”

“Our net credit loss rate for the third quarter of 2026 was 10.9%, a seasonal improvement of 130 basis points sequentially and up 70 basis points from the prior-year period,” continued Mr. Lamba. “We have identified the drivers of the year-over-year increase and have actions in place against each. We tightened underwriting in the segments that underperformed and began implementing enhanced fraud controls across all channels. In the fourth quarter, we will also complete the rollout of our new proprietary origination scorecard, and Liz Canini will join us in early November as Chief Credit Risk Officer to lead our credit organization.”

“Our bank partnership is becoming central to how we compete,” added Mr. Lamba. “Since we last reported, we have extended the program to three additional states, and we continue to expand it across our footprint. The partnership allows us to further refine our pricing strategy to support growth, credit performance, and attractive risk-adjusted returns over time. Together with disciplined underwriting and our investments in talent, technology, and data, it positions Regional for more consistent growth and higher returns, including strong growth on our bottom line in 2027.”

Third Quarter 2026 Highlights

•
Net income for the third quarter of 2026 was $15.1 million and diluted earnings per share was $1.61, up 5.3% and 13.4% year-over-year, respectively.

•
Net finance receivables as of September 30, 2026 were $2.2 billion, an increase of $156.9 million, or 7.6%, from the prior-year period and $61.7 million from June 30, 2026, driven by growth in large loans, including auto-secured loans, and 14 new branches opened since September 30, 2025.

o
Total originations of $530.3 million increased 5.3% sequentially and 1.5% from the prior-year period. Large loan originations increased 11.8% from the prior-year period, while small loan originations decreased 21.9%, reflecting tighter underwriting in higher-risk segments.

o
Large loan net finance receivables of $1.7 billion increased $229.9 million, or 15.2%, from the prior-year period and represented 78.8% of the total loan portfolio, compared to 73.7% in the prior-year period.

▪
Auto-secured net finance receivables of $345.0 million increased $69.5 million, or 25.2%, from the prior-year period and represented 15.6% of the total loan portfolio, compared to 13.4% in the prior-year period.

o
Small loan net finance receivables of $467.9 million decreased $73.0 million, or 13.5%, from the prior-year period and represented 21.2% of the total loan portfolio, compared to 26.3% in the prior-year period.

•
Record quarterly total revenue of $178.8 million, an increase of $13.3 million, or 8.0%, from the prior-year period, primarily due to growth in average net finance receivables and an increase in fee income from bank partnership originations.

o
Total revenue yield (annualized total revenue as a percentage of average net finance receivables) for the third quarter of 2026 was 32.9%, increasing 110 basis points sequentially, driven by fee income from bank partnership originations and seasonality. Total revenue yield decreased 20 basis points from the prior-year period, as lower interest and fee yield and lower insurance income were largely offset by approximately 120 basis points of fee income from bank partnership originations.

o
Interest and fee yield (annualized interest and fee income as a percentage of average net finance receivables) for the third quarter of 2026 was 28.7%, compared to 29.7% in the prior-year period, a decrease of 100 basis points primarily due to product mix shift toward larger and auto-secured loans, which carry lower yields and lower loss rates, as well as pricing changes and the impact of higher credit losses on revenue.

•
Provision for credit losses for the third quarter of 2026 was $66.2 million, an increase of $5.7 million, or 9.4%, from the prior-year period, driven by higher net credit losses, partially offset by a smaller reserve build than in the prior-year period.

o
The net credit loss rate (annualized net credit losses as a percentage of average net finance receivables) for the third quarter of 2026 was 10.9%, a 130 basis point decrease sequentially and a 70 basis point increase compared to 10.2% in the prior-year period. The year-over-year increase was concentrated in specific segments of the portfolio, primarily loans originated in 2025, with the digital affiliate channel being the largest driver.

o
The provision for credit losses for the third quarter of 2026 included a sequential reserve increase of $6.8 million, primarily due to portfolio growth occurring during the third quarter of 2026.

o
The allowance for credit losses was $230.8 million as of September 30, 2026, or 10.4% of net finance receivables, consistent sequentially and up 10 basis points compared to 10.3% in the prior-year period.

•
As of September 30, 2026, 30+ day contractual delinquencies totaled $165.8 million, or 7.5% of net finance receivables, a 50 basis point increase both sequentially and year-over-year.

o
The 30+ day contractual delinquency rate on the company’s higher-quality auto-secured portfolio was 2.2% as of September 30, 2026.

•
General and administrative expenses for the third quarter of 2026 were $68.6 million, an increase of $4.6 million from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the third quarter of 2026 was 12.6%, an improvement of 20 basis points from 12.8% in the prior-year period, despite approximately 40 basis points of upfront origination costs associated with bank partnership loans.

•
In the third quarter of 2026, the company repurchased 265,645 shares of its common stock at a weighted-average price of $37.64 per share under the company’s stock repurchase program.

Strategic Highlights

During the third quarter, the company continued to expand its bank partnership program with Column N.A., a nationally chartered bank, under which Column has originated more than $160 million in loans since the program’s launch in March 2026. Following full implementation of the program for loans made through the company’s branches in Texas, its largest state, the company has extended the program to North Carolina, Louisiana, and Missouri, and it continues to expect substantially all of its branch network to operate under the program by the end of 2027. In addition to generating fee income for the company, the program enables more risk-aligned loan pricing, which the company believes will reduce adverse selection over time.

The company also advanced initiatives to strengthen credit performance and operating efficiency. Enhanced fraud controls introduced in June include third-party fraud scores, step-up identity verification, and a dedicated central fraud operations team, and the company’s new proprietary origination scorecard is now live in the majority of its states. The company’s new branch loan origination platform will be live in all branches during the fourth quarter. In collections, the company has centralized the management of late-stage delinquent accounts, enabling its branches to focus on sales and early-stage delinquency, and has deployed enhanced contact data, branded calling, and AI-enabled tools to improve customer engagement, cure rates, and collection efficiency.

In July 2026, the company launched end-to-end digital lending, enabling customers to complete the entire loan process online. The company is scaling the channel with discipline, expanding only as credit performance validates its risk-adjusted return expectations. Over time, the company expects digital originations to complement its branch network, which remains at the core of its operations, and to become an important contributor to growth.

Fourth Quarter 2026 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the fourth quarter of 2026. The dividend will be paid on December 16, 2026 to shareholders of record as of the close of business on November 18, 2026. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of September 30, 2026, the company had net finance receivables of $2.2 billion and debt of $1.7 billion. The debt consisted of:

•
$225.8 million on the company’s $355 million senior revolving credit facility,
•
$232.8 million on the company’s aggregate $425 million revolving warehouse credit facilities, and
•
$1.3 billion through the company’s asset-backed securitizations.

As of September 30, 2026, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $324 million, or 41.5%, and the company had available liquidity of $104.0 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of September 30, 2026, the company’s fixed-rate debt as a percentage of total debt was 74%, with a weighted-average coupon of 4.8%.

The company had a funded debt-to-equity ratio of 4.6 to 1.0 and a stockholders’ equity ratio of 17.3%, each as of September 30, 2026. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 5.1 to 1.0, as of September 30, 2026. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (877) 407-0752 (toll-free) or (201) 389-0912 (international). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 20 states across the United States. Each of its loan products is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, opening new branches as planned, and continuing to expand our lending partnership with Column N.A.; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to realize the anticipated benefits from our lending partnership with Column N.A.; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the development and use of artificial intelligence; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 26	3Q 25	$	%	YTD 26	YTD 25	$	%
Revenue
Interest and fee income	$155,747	$148,672	$7,075	4.8%	$456,321	$425,920	$30,401	7.1%
Insurance income, net	10,727	11,391	(664)	(5.8)%	33,513	34,187	(674)	(2.0)%
Other income	12,302	5,424	6,878	126.8%	24,238	15,789	8,449	53.5%
Total revenue	178,776	165,487	13,289	8.0%	514,072	475,896	38,176	8.0%

Expenses
Provision for credit losses	66,163	60,474	(5,689)	(9.4)%	200,037	179,053	(20,984)	(11.7)%

Personnel	40,546	39,517	(1,029)	(2.6)%	119,321	119,243	(78)	(0.1)%
Occupancy	7,451	7,160	(291)	(4.1)%	22,182	20,977	(1,205)	(5.7)%
Marketing	5,312	4,212	(1,100)	(26.1)%	14,382	14,677	295	2.0%
Other	15,318	13,179	(2,139)	(16.2)%	42,850	38,159	(4,691)	(12.3)%
Total general and administrative	68,627	64,068	(4,559)	(7.1)%	198,735	193,056	(5,679)	(2.9)%

Interest expense	24,148	21,971	(2,177)	(9.9)%	70,064	62,168	(7,896)	(12.7)%
Income before income taxes	19,838	18,974	864	4.6%	45,236	41,619	3,617	8.7%
Income taxes	4,725	4,618	(107)	(2.3)%	10,569	10,116	(453)	(4.5)%
Net income	$15,113	$14,356	$757	5.3%	$34,667	$31,503	$3,164	10.0%
Net income per common share:
Basic	$1.68	$1.53	$0.15	9.8%	$3.83	$3.32	$0.51	15.4%
Diluted	$1.61	$1.42	$0.19	13.4%	$3.63	$3.15	$0.48	15.2%
Weighted-average common shares outstanding:
Basic	8,975	9,370	395	4.2%	9,041	9,493	452	4.8%
Diluted	9,362	10,133	771	7.6%	9,542	10,000	458	4.6%
Return on average assets (annualized)	2.8%	2.9%			2.2%	2.2%
Return on average equity (annualized)	15.9%	15.6%			12.3%	11.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	3Q 26	3Q 25	$	%
Assets
Cash	$7,628	$4,084	$3,544	86.8%
Net finance receivables	2,209,925	2,053,017	156,908	7.6%
Unearned insurance premiums	(49,073)	(50,987)	1,914	3.8%
Allowance for credit losses	(230,800)	(212,000)	(18,800)	(8.9)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,930,052	1,790,030	140,022	7.8%
Restricted cash	133,276	104,459	28,817	27.6%
Lease assets	45,903	40,782	5,121	12.6%
Intangible assets	36,355	30,385	5,970	19.6%
Restricted available-for-sale investments	24,015	22,344	1,671	7.5%
Property and equipment	12,576	12,996	(420)	(3.2)%
Deferred tax assets, net	—	587	(587)	(100.0)%
Other assets	20,634	22,599	(1,965)	(8.7)%
Total assets	$2,210,439	$2,028,266	$182,173	9.0%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,749,991	$1,581,992	$167,999	10.6%
Unamortized debt issuance costs	(4,141)	(7,521)	3,380	44.9%
Net debt	1,745,850	1,574,471	171,379	10.9%
Lease liabilities	48,018	42,906	5,112	11.9%
Deferred tax liabilities, net	1,090	—	1,090	100.0%
Accounts payable and accrued expenses	34,131	38,971	(4,840)	(12.4)%
Total liabilities	1,829,089	1,656,348	172,741	10.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 15,411 shares issued and 9,187 shares outstanding at September 30, 2026 and 15,220 shares issued and 9,803 shares outstanding at September 30, 2025)	1,541	1,522	19	1.2%
Additional paid-in capital	144,101	139,868	4,233	3.0%
Retained earnings	436,623	400,844	35,779	8.9%
Accumulated other comprehensive loss	(392)	(10)	(382)	(3,820.0)%
Treasury stock (6,224 shares at September 30, 2026 and 5,417 shares at September 30, 2025)	(200,523)	(170,306)	(30,217)	(17.7)%
Total stockholders’ equity	381,350	371,918	9,432	2.5%
Total liabilities and stockholders’ equity	$2,210,439	$2,028,266	$182,173	9.0%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	3Q 26	2Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,742,013	$1,659,685	$82,328	5.0%	$1,512,140	$229,873	15.2%
Small loans	467,912	488,568	(20,656)	(4.2)%	540,877	(72,965)	(13.5)%
Total	$2,209,925	$2,148,253	$61,672	2.9%	$2,053,017	$156,908	7.6%
Number of branches	354	357	(3)	(0.8)%	349	5	1.4%
Net finance receivables per branch	$6,243	$6,018	$225	3.7%	$5,883	$360	6.1%

	Average Net Finance Receivables
	3Q 26	2Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,697,088	$1,620,686	$76,402	4.7%	$1,460,187	$236,901	16.2%
Small loans	473,659	494,693	(21,034)	(4.3)%	541,201	(67,542)	(12.5)%
Total	$2,170,747	$2,115,379	$55,368	2.6%	$2,001,388	$169,359	8.5%

	Revenue Yields (1)
	3Q 26	2Q 26	QoQ Inc (Dec)	3Q 25	YoY Inc (Dec)
Large loans	27.0%	26.6%	0.4%	27.1%	(0.1)%
Small loans	34.7%	34.3%	0.4%	36.7%	(2.0)%
Total interest and fee yield	28.7%	28.4%	0.3%	29.7%	(1.0)%
Total revenue yield	32.9%	31.8%	1.1%	33.1%	(0.2)%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	3Q 26 Compared to 3Q 25
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$16,057	$(297)	$(49)	$15,711
Small loans	(6,203)	(2,780)	347	(8,636)
Product mix	2,727	(1,999)	(728)	—
Total	$12,581	$(5,076)	$(430)	$7,075

	Loans Originated (1)
	3Q 26	2Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$405,935	$371,319	$34,616	9.3%	$363,055	$42,880	11.8%
Small loans	124,316	132,316	(8,000)	(6.0)%	159,210	(34,894)	(21.9)%
Total	$530,251	$503,635	$26,616	5.3%	$522,265	$7,986	1.5%

(1) Represents the principal balance of loan originations, refinancings, and purchases.

	Other Key Metrics
	3Q 26	2Q 26	3Q 25
Net credit losses	$59,363	$64,506	$51,274
Percentage of average net finance receivables (annualized)	10.9%	12.2%	10.2%
Provision for credit losses	$66,163	$69,006	$60,474
Percentage of average net finance receivables (annualized)	12.2%	13.0%	12.1%
Percentage of total revenue	37.0%	41.1%	36.5%
General and administrative expenses	$68,627	$65,444	$64,068
Percentage of average net finance receivables (annualized)	12.6%	12.4%	12.8%
Percentage of total revenue	38.4%	39.0%	38.7%
Same store results (1):
Net finance receivables at period-end	$2,186,565	$2,135,915	$2,000,665
Net finance receivable growth rate	6.7%	9.0%	9.9%
Number of branches in calculation	340	345	333

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	3Q 26		2Q 26		3Q 25
Allowance for credit losses	$230,800	10.4%	$224,000	10.4%	$212,000	10.3%
Current	1,860,883	84.2%	1,824,145	84.9%	1,740,356	84.8%
1 to 29 days past due	183,257	8.3%	174,752	8.1%	168,380	8.2%
Delinquent accounts:
30 to 59 days	43,967	2.0%	40,971	2.0%	40,100	1.9%
60 to 89 days	36,937	1.7%	32,763	1.5%	31,914	1.6%
90 to 119 days	31,585	1.4%	26,497	1.2%	26,304	1.2%
120 to 149 days	27,927	1.3%	24,404	1.1%	23,722	1.2%
150 to 179 days	25,369	1.1%	24,721	1.2%	22,241	1.1%
Total delinquency	$165,785	7.5%	$149,356	7.0%	$144,281	7.0%
Total net finance receivables	$2,209,925	100.0%	$2,148,253	100.0%	$2,053,017	100.0%

	Contractual Delinquency by Product
	3Q 26		2Q 26		3Q 25
Large loans	$111,586	6.4%	$97,228	5.9%	$85,865	5.7%
Small loans	54,199	11.6%	52,128	10.7%	58,416	10.8%
Total	$165,785	7.5%	$149,356	7.0%	$144,281	7.0%

	Income Statement Quarterly Trend
	3Q 25	4Q 25	1Q 26	2Q 26	3Q 26	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$148,672	$153,029	$150,296	$150,278	$155,747	$5,469	$7,075
Insurance income, net	11,391	11,386	11,810	10,976	10,727	(249)	(664)
Other income	5,424	5,287	5,184	6,752	12,302	5,550	6,878
Total revenue	165,487	169,702	167,290	168,006	178,776	10,770	13,289
Expenses
Provision for credit losses	60,474	66,379	64,868	69,006	66,163	2,843	(5,689)
Personnel	39,517	40,394	39,342	39,433	40,546	(1,113)	(1,029)
Occupancy	7,160	7,227	7,479	7,252	7,451	(199)	(291)
Marketing	4,212	3,874	4,181	4,889	5,312	(423)	(1,100)
Other	13,179	13,024	13,662	13,870	15,318	(1,448)	(2,139)
Total general and administrative	64,068	64,519	64,664	65,444	68,627	(3,183)	(4,559)
Interest expense	21,971	22,646	22,923	22,993	24,148	(1,155)	(2,177)
Income before income taxes	18,974	16,158	14,835	10,563	19,838	9,275	864
Income taxes	4,618	3,249	3,434	2,410	4,725	(2,315)	(107)
Net income	$14,356	$12,909	$11,401	$8,153	$15,113	$6,960	$757
Net income per common share:
Basic	$1.53	$1.40	$1.24	$0.91	$1.68	$0.77	$0.15
Diluted	$1.42	$1.30	$1.18	$0.85	$1.61	$0.76	$0.19
Weighted-average shares outstanding:
Basic	9,370	9,233	9,163	8,988	8,975	13	395
Diluted	10,133	9,941	9,662	9,604	9,362	242	771

	Balance Sheet & Other Key Metrics Quarterly Trends
	3Q 25	4Q 25	1Q 26	2Q 26	3Q 26	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$2,028,266	$2,103,930	$2,072,750	$2,129,594	$2,210,439	$80,845	$182,173
Net finance receivables	$2,053,017	$2,140,199	$2,104,001	$2,148,253	$2,209,925	$61,672	$156,908
Allowance for credit losses	$212,000	$220,900	$219,500	$224,000	$230,800	$6,800	$18,800
Debt	$1,581,992	$1,650,764	$1,621,398	$1,675,942	$1,749,991	$74,049	$167,999
Interest and fee yield (1)	29.7%	29.3%	28.3%	28.4%	28.7%	0.3%	(1.0)%
Efficiency ratio (2)	38.7%	38.0%	38.7%	39.0%	38.4%	(0.6)%	(0.3)%
Operating expense ratio (3)	12.8%	12.4%	12.2%	12.4%	12.6%	0.2%	(0.2)%
Delinquency rate (4)	7.0%	7.5%	7.2%	7.0%	7.5%	0.5%	0.5%
Net credit loss rate (5)	10.2%	11.0%	12.5%	12.2%	10.9%	(1.3)%	0.7%
Book value per share	$37.94	$39.05	$40.25	$40.51	$41.51	$1.00	$3.57

(1) Annualized interest and fee income as a percentage of average net finance receivables.

(2) General and administrative expenses as a percentage of total revenue.

(3) Annualized general and administrative expenses as a percentage of average net finance receivables.

(4) Delinquent loans outstanding as a percentage of ending net finance receivables.

(5) Annualized net credit losses as a percentage of average net finance receivables.

	Average Net Finance Receivables
	YTD 26	YTD 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,637,139	$1,391,470	$245,669	17.7%
Small loans	499,586	543,402	(43,816)	(8.1)%
Total	$2,136,725	$1,934,872	$201,853	10.4%

	Revenue Yields (1)
	YTD 26	YTD 25	YoY Inc (Dec)
Large loans	26.7%	26.6%	0.1%
Small loans	34.4%	36.4%	(2.0)%
Total interest and fee yield	28.5%	29.4%	(0.9)%
Total revenue yield	32.1%	32.8%	(0.7)%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	YTD 26 Compared to YTD 25
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$49,041	$384	$67	$49,492
Small loans	(11,946)	(7,772)	627	(19,091)
Product mix	7,339	(5,319)	(2,020)	—
Total	$44,434	$(12,707)	$(1,326)	$30,401

	Loans Originated (1)
	YTD 26	YTD 25	YTD $ Inc (Dec)	YTD % Inc (Dec)
Large loans	$1,042,714	$941,337	$101,377	10.8%
Small loans	379,125	483,377	(104,252)	(21.6)%
Total	$1,421,839	$1,424,714	$(2,875)	(0.2)%

(1) Represents the principal balance of loan originations, refinancings, and purchases.

	Other Key Metrics
	YTD 26	YTD 25
Net credit losses	$190,137	$166,553
Percentage of average net finance receivables (annualized)	11.9%	11.5%
Provision for credit losses	$200,037	$179,053
Percentage of average net finance receivables (annualized)	12.5%	12.3%
Percentage of total revenue	38.9%	37.6%
General and administrative expenses	$198,735	$193,056
Percentage of average net finance receivables (annualized)	12.4%	13.3%
Percentage of total revenue	38.7%	40.6%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following table provides a reconciliation of GAAP measures to non-GAAP measures.

	3Q 26
Debt	$1,749,991
Total stockholders' equity	381,350
Less: Intangible assets	36,355
Tangible equity (non-GAAP)	$344,995
Funded debt-to-equity ratio	4.6	x
Funded debt-to-tangible equity ratio (non-GAAP)	5.1	x